UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 9, 2014
Diamond Resorts International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35967	46-1750895
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
New Credit Facility
On May 9, 2014, Diamond Resorts International, Inc. (the “Company”) and Diamond Resorts Corporation, an indirect wholly-owned subsidiary of the Company (“DRC”), entered into a Credit Agreement with Credit Suisse AG, acting as administrative agent and collateral agent, and the lenders party thereto. The Credit Agreement provides for a $470 million senior secured credit facility (the “New Credit Facility”), which includes a $445 million term loan issued with 0.50% of original issue discount (resulting in the Company’s receipt of approximately $442.8 million in term loan proceeds) and with a term of seven years and a $25 million revolving line of credit with a term of five years. The Company used the proceeds of the term loan portion of the New Credit Facility, as well as approximately $5.4 million of cash on hand, to fund the approximately $419 million redemption amount for the outstanding 12.0% Senior Secured Notes due 2018 (the “Senior Secured Notes”) issued by DRC, to pay off outstanding indebtedness, together with accrued interest and fees, of approximately $19.5 million under financing arrangements relating to the Company’s acquisition of assets from (1) ILX Resorts Incorporated and its affiliates in August 2010, (2) Tempus Resorts International, Ltd. and its subsidiaries in July 2011, and (3) Pacific Monarch Resorts, Inc. and its affiliates in May 2012, respectively, and to pay costs of approximately $9.7 million related to the closing of the refinancing transactions. The New Credit Facility also replaces the Company’s existing $25.0 million revolving credit facility, under which no borrowings were outstanding at the time of closing the New Credit Facility.
Borrowings under the New Credit Facility bear interest, at the Company’s option, at a variable rate equal to LIBOR plus 450 basis points, with a one percent LIBOR floor applicable only to the term loan portion of the New Credit Facility, or an alternate base rate plus 350 basis points. Borrowings under the term loan are required to be paid down in quarterly installments equal to approximately $1.1 million, and are subject to a 50% sweep of Excess Cash Flow (as defined in the Credit Agreement) beginning in the second quarter of 2015 (for 2015, relating only to the cash generated for the period from July 1, 2014 through December 31, 2014 and, thereafter, based on annual results), stepping down to a 25% sweep of Excess Cash Flow when the Secured Leverage Ratio (as defined in the Credit Agreement) is greater than 1:1, but equal to or less than 1.5:1, and no sweep of Excess Cash Flow when the Secured Leverage Ratio is less than or equal to 1:1. In addition, the New Credit Facility provides for an incremental $150 million facility available for borrowing, plus additional amounts greater than $150 million, subject to certain required leverage ratios.
The Credit Agreement contains customary negative covenants, including covenants that limit the Company’s ability to: (1) incur additional indebtedness; (2) create liens; (3) enter into certain sale and lease-back transactions; (4) make certain investments; (5) merge or consolidate or sell or otherwise dispose of all or substantially all of the assets of the Company, DRC and the Company’s restricted subsidiaries; (6) engage in transactions with affiliates; and (7) pay dividends or make other equity distributions and purchase or redeem capital stock; provided that the Company is permitted to make such restricted payments up to $25 million plus the portion of Excess Cash Flow that is not used to amortize debt pursuant to the provisions described above. The term loan portion of the New Credit Facility is not subject to any ongoing maintenance financial covenants, and the Company is subject to a minimum Total Leverage Ratio (as defined in the Credit Agreement) covenant if outstanding loans under the revolving line of credit exceed 25% of the commitment amount at the end of any quarter. The Credit Agreement also contains customary default provisions.
Covenants in the Credit Agreement requiring the Company to prepay outstanding amounts under the term loan using Excess Cash Flow, and covenants limiting the Company’s ability to incur indebtedness, to make certain investments and to pay dividends or make other equity distributions and purchase or redeem capital stock and the financial covenant with respect to outstanding loans under the revolving line of credit, are determined by reference to Adjusted EBITDA for the Company and its restricted subsidiaries. For purposes of the New Credit Facility, Adjusted EBITDA for the Company and its restricted subsidiaries is calculated in a manner consistent with its calculation under the indenture governing the Senior Secured Notes (the “Notes Indenture”). For further information regarding the Company’s calculation of Adjusted EBITDA, see “Liquidity and Capital Resources-Indebtedness-Senior Secured Notes” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
The obligations of the Company, DRC and their respective subsidiaries under the Credit Agreement are secured on a senior basis by substantially all of their assets. In addition, the Company and its restricted subsidiaries (other than its special-purpose subsidiaries) have agreed to irrevocably and unconditionally guarantee the performance of the obligations of the Company, DRC and their subsidiaries under the Credit Agreement.
Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as lenders under the New Credit Facility and served as joint bookrunners and joint lead arrangers with respect to the New Credit Facility. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC and certain of their respective affiliates are performing, have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates in the ordinary course of business, including with respect to the Senior Secured Notes, the Company’s securitization, conduit and other financing transactions, as well as the initial public offering of the Company’s common stock in 2013 .
In addition, affiliates of Guggenheim Partners, LLC (“Guggenheim”) (1) received fees of approximately $1.8 million relating to their participation in the New Credit Facility, and (2) on behalf of Guggenheim’s investment advisory clients, (i) provided an approximate aggregate principal amount of $111.3 million of the $445 million in term loans under the New Credit Facility ($110.7 million of the $442.8 million term loan proceeds received by the Company) and (ii) have agreed to provide an approximate aggregate principal amount of $6.3 million in loans under the $25 million revolving line of credit. Messrs. Zachary D. Warren and B. Scott Minerd are employees of Guggenheim and, pursuant to the terms of a Director Designation Agreement, are the two nominees that Guggenheim nominated to, and that serve on, the Company’s board of directors. Neither Mr. Warren nor Mr. Minerd voted on the decision to enter into the New Credit Facility or to consummate the related refinancing transactions. In addition, an affiliate of Guggenheim is one of the significant stockholders of the Company and other affiliates of Guggenheim have other relationships with, and have provided various services to, the Company, including with respect to the Senior Secured Notes, the Company’s conduit facility and various acquisition financing transactions. Affiliates of Guggenheim also hold approximately $114.1 million in aggregate principal amount of Senior Secured Notes to be redeemed as discussed below. See the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 17, 2014 for further information regarding the Company’s relationships with Guggenheim and its affiliates. The above-described participation of affiliates of Guggenheim in the New Credit Facility was approved by the Company’s audit committee in accordance with the Company’s policy statement regarding related party transactions.
The description of the Credit Agreement set forth above in this Item 1.01 does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, including the exhibits and schedules thereto, attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Notice of Redemption of Senior Secured Notes
Concurrently with the closing, and the funding of the term portion, of the New Credit Facility, DRC, the issuer of the Senior Secured Notes, delivered a notice of optional redemption, in accordance with the Notes Indenture, to the holders of the then-outstanding Senior Secured Notes and to Wells Fargo Bank National Association, in its capacity as trustee under the Notes Indenture, for a redemption to be effected on June 9, 2014. As specified in the notice of optional redemption, the Company will redeem all of the remaining outstanding $374.4 million in principal amount of the Senior Secured Notes (the “Senior Secured Notes Redemption”) for a redemption price equal to the face value of the Senior Secured Notes being purchased, plus the applicable prepayment premium required under the Notes Indenture and accrued and unpaid interest to the redemption date.
In connection with its delivery of the notice of optional redemption, the Company irrevocably deposited approximately $419 million of the term loan proceeds with Wells Fargo Bank National Association, in its capacity as trustee under the Notes Indenture, to fund the Senior Secured Notes Redemption. The $419 million deposit represents the prepayment of the indebtedness evidenced by the Senior Secured Notes, together with the applicable prepayment premium required under the Notes Indenture and accrued and unpaid interest to the redemption date, and effected a release of all collateral, which collateral was then transferred to Credit Suisse AG, as collateral agent for the New Credit Facility. As a result of this deposit and the Company’s delivery to the trustee under the Notes Indenture of other required documentation, the Company and DRC no longer have any obligations, and are no longer subject to any restrictions or limitations, under the Notes Indenture.
A copy of the Company’s May 9, 2014 press release announcing the closing of the New Credit Facility and the related refinancing transactions is attached as Exhibit 99.1 to this Form 8-K.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 above is incorporated by reference herein.
Item 8.01. Other Events.
The information in Item 1.01 above is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
d) Exhibits

Exhibit No.	Description

10.1
Credit Agreement, dated as of May 9, 2014, among Diamond Resorts Corporation, Diamond Resorts International, Inc., the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent, including forms of a Security Agreement and a Guarantee Agreement and other exhibits and schedules thereto.

99.1	Press Release issued by Diamond Resorts International, Inc. on May 9, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts International, Inc.
May 15, 2014	By: /s/ David F. Palmer Name: David F. Palmer Title: President and Chief Executive Officer